UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2011

Options Media Group Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-147245	26-0444290
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 NW 13th Street, Suite 300 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 314-3479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2011, Options Media Group Holdings, Inc. (the “Company”) appointed Dr. Ervin Braun to serve as a director of the Company.  Dr. Braun invested $140,000 in the Company’s Series G Preferred Stock offering on May 25, 2011.

In connection with his appointment, Dr. Braun was granted 5,000,000 three-year, non-qualified stock options exercisable at $0.03 per share.  The options vest as follows: 416,674 are vested, and 416,666 shall vest on the last day of each calendar quarter until fully vested commencing March 31, 2012, subject to Dr. Braun’s continued service as a director on each applicable vesting date.  Dr. Braun will also receive a stipend of $7,500 per calendar quarter, subject to his continued service as a director of the Company.

Dr. Braun is a member of The Big Company, LLC (“TBC”).  As a result of the efforts of Keith St. Clair, presently the Company’s Board Chairman and formerly a manager of TBC, in negotiating agreements with Justin Beiber Brands, LLC and certain associates of Justin Beiber (the “Bieber Group”), TBC was issued the following:

•	18,000,000 shares of the Company’s common stock;
•	37,000,000 one-year warrants exercisable at $0.01 per share;
•	25,000,000 one-year warrants exercisable at $0.02 per share;
•
A fee of $20,000 per month which accrues until the Company raises $500,000 or enters into a factoring agreement in which case the Company pays $10,000 per month with the balance accruing until the Company raises $5,000,000. The consulting fees will be deducted from the royalties due described below;

•	Sales royalties based upon a percent of adjusted gross profit after deducting activation and software costs and royalties payable to the Bieber Group; and
•	An option to take up to 50% of sales royalties due and receive shares of common stock at $0.01 per share, with a maximum of 25,000,000 shares issuable.

On November 4, 2011, Russell Strunk notified the Company of his resignation as President and as a director of the Company for personal reasons, effective November 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPTIONS MEDIA GROUP HOLDINGS, INC.

Date: November 10, 2011	By:	/s/ Scott Frohman
	Name:	Scott Frohman
	Title:	Chief Executive Officer